EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors
FNB Corp.

We consent to incorporation by reference in the registration statement (No. 33-72686) on Form S-8 of FNB Corp. of our report dated March 12, 1999, relating to the consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of FNB Corp.



                                                             KPMG LLP
March 31, 1999
Greensboro, North Carolina